Exhibit 99.2

For information, contact:            Thomas V. Cholnoky

(212) 365-2292

Transatlantic Holdings, Inc. Announces Stock Repurchase Agreement and Preliminary Estimate of Costs from First Quarter 2010 Catastrophe Events

New York, N.Y., March 8, 2010 — Transatlantic Holdings, Inc. (NYSE: TRH) today announced that it has agreed to purchase 2 million shares of its common stock from American Home Assurance Company (“AHAC”), a subsidiary of American International Group, Inc., in AHAC’s previously announced secondary public offering of TRH’s common stock.  The shares are to be repurchased at the initial price to the public in the offering, as adjusted pursuant to an agreement among TRH, AHAC and the underwriters in the offering.

In connection with the secondary offering, TRH announced its preliminary estimate of costs it expects to incur from significant first quarter 2010 catastrophe events which have occurred to date.

Industry sources expect the insurance and reinsurance industry to report sizeable losses related to certain first quarter catastrophe events.  For the recent earthquake in Chile, insured losses for the industry are expected to range between $2 billion and $8 billion.  For European Windstorm Xynthia, insured losses for the industry are expected to range from $2 billion to $4 billion.

TRH is in the process of calculating its expected net after-tax catastrophe costs relating to those events as well as to other events known to have occurred in the quarter thus far.  Based on its analysis of the preliminary data available at this time, TRH presently expects to incur net catastrophe costs (which are net of reinstatement premiums) of between $60 million and $90 million, net of tax, in the aggregate from such first quarter 2010 events that have occurred to date.  Due to the preliminary nature of the information used to prepare this estimate, among other factors, the ultimate costs that TRH will incur related to these events may differ materially from this preliminary estimate.

There can be no assurance that the offering of shares by AHAC will occur or that TRH will purchase shares in the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be a sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents,

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including a copy of the prospectus supplement for the offering, when available, for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Caution concerning forward-looking statements:

This press release contains forward-looking statements, including management’s expectations regarding the aggregate net impact on TRH from known first quarter 2010 catastrophe losses that have occurred to date, within the meaning of the U.S. federal securities laws. These forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks. Please refer to TRH’s Annual Report on Form 10-K for the year ended December 31, 2009 as well as its other and future filings and reports filed with or furnished to the Securities and Exchange Commission for a description of the business environment in which TRH operates and the important factors, risks and uncertainties that may affect its business and financial results. If any assumptions or opinions prove incorrect, any forward-looking statements made on that basis may also prove materially incorrect. TRH is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Transatlantic Holdings, Inc. is a leading international reinsurance organization headquartered in New York, with operations on six continents. Its subsidiaries, Transatlantic Reinsurance Company®, Trans Re Zurich Reinsurance Company Ltd and Putnam Reinsurance Company, offer reinsurance capacity on both a treaty and facultative basis - structuring programs for a full range of property and casualty products, with an emphasis on specialty risks.

Visit - www.transre.com - for additional information about TRH.